EXHIBIT 99.1

NEWS RELEASE
Contact:	Gregg Piontek, SVP & CFO Newpark Resources, Inc. gpiontek@newpark.com 281-362-6800

NEWPARK RESOURCES ANNOUNCES LEADERSHIP CHANGE IN FLUIDS SYSTEMS BUSINESS

THE WOODLANDS, TX - November 16, 2018 - Newpark Resources, Inc. (NYSE: NR) today announced the departure of Phillip T. Vollands, effective November 15, 2018. Mr. Vollands served as Corporate Vice President and President of the Fluids Systems business since July 2017, and previously as President, Western Hemisphere for the business. Until a permanent successor is appointed, Bruce C. Smith, the Company’s current Chief Technology Marketing Officer, will return to the role of Corporate Executive Vice President and President of Fluids Systems on an interim basis, a position he held from 2000 to 2017. The Company has initiated a search process to identify Mr. Vollands’ permanent successor utilizing an executive search firm to assist with the process.

“I’d like to thank Phil for his efforts and contributions to Newpark over the past five years, and we wish him well in his future endeavors,” stated Paul Howes, Newpark’s President and Chief Executive Officer. “While we search for a permanent successor for the position, Bruce Smith’s return to his former role provides a smooth transition on an interim basis, allowing us to maintain our focus in our Fluids business on our operational execution and long-term strategic direction.”

Newpark Resources, Inc. is a worldwide provider of value-added fluids and chemistry solutions in the oilfield, and engineered worksite and access solutions used in various commercial markets. For more information, visit our website at www.newpark.com.

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